Exhibit 10.45

AGREEMENT OF LEASE

by and between

MILLBANK PARTNERS - RIVA LIMITED PARTNERSHIP
a Virginia limited partnership
(Landlord)

and

OLD LINE BANK
a Maryland banking corporation

(Tenant)

TABLE OF CONTENTS

ARTICLE	TITLE
1.	Summary of Basic Lease Provisions
2.	Premises
3.	Term
4.	Rent
5.	Use of Premises
6.	Definition of Lease Year
7.	Operating Expenses
8.	Real Estate Taxes
9.	Tenant’s Repairs and Maintenance
10.	Landlord’s Repairs and Maintenance
11.	Tenant’s Agreements
12.	Alterations
13.	Hold Harmless
14.	Lien on Tenant’s Property
15.	Insurance
16.	Assignment & Subletting
17.	Landlord’s Right of Access
18.	Fire Clause
19.	Condemnation
20.	Defaults and Remedies
21.	Subordination
22.	Surrender of Possession
23.	Tenant Holding Over
24.	Estoppels
25.	Miscellaneous
26.	Brokers
27.	Notices and Demands
28.	Quiet Enjoyment
29.	Waiver of Trial by Jury
30.	Governing Law
31.	Parking
32.	Time
33.	Authority
34.	No Representations
35.	Addenda
36.	Redevelopment

EXHIBITS
Exhibit A	Premises
Exhibit B	Improvements
Exhibit C	Declaration of Lease Commencement
Exhibit D	Rules & Regulations

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (“Lease”) is made and entered into this _____ day of _____________, 2010 by and between MILLBANK PARTNERS – RIVA LIMITED PARTNERSHIP, a Virginia limited partnership, hereinafter referred to as “Landlord,” and OLD LINE BANK, a Maryland banking corporation, hereinafter referred to as “Tenant.”

Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises (as defined in Article 1).  Intending to be legally bound under this Lease and in consideration of the agreements herein made, and other good and valuable consideration, Landlord and Tenant hereby agree as follows:

Article 1.                      SUMMARY OF BASIC LEASE PROVISIONS

1.1                   Tenant Name:  Old Line Bank

1.2                   Address: 2530 Riva Road, Annapolis, Maryland 21401

1.3                   Premises:  Suite 100, containing approximately 3,682 rentable square feet on the first floor of the Building, plus the area comprising the drive-thru banking facilities

1.4                   Lease Commencement Date:  January 1, 2011

1.5                   Rent Commencement Date: August 1, 2011

1.6                   Expiration Date:  July 31, 2021

1.7                   Lease Term:  One hundred twenty-seven (127) months

1.8                   Base Rent Schedule:

Time Period	Approximate Per Rentable Square Foot Rate*	Annual Base Rent	Monthly Base Rent
1/1/11 – 7/31/11	-0-	-0-	-0-
8/1/11 – 7/31/12	$30.00	$110,460.00	$9,205.00
8/1/12 – 7/31/13	$35.00	$128,870.00	$10,739.17
8/1/13 – 7/31/14	$36.05	$132,736.10	$11,061.34
8/1/14 – 7/31/15	$37.13	$136,712.66	$11,392.72
8/1/15 – 7/31/16	$38.24	$140,799.68	$11,733.31
8/1/16 – 7/31/17	$39.39	$145,033.98	$12,086.17
8/1/17 – 7/31/18	$40.57	$149,378.74	$12,448.23
8/1/18 – 7/31/19	$41.79	$153,870.78	$12,822.57
8/1/19 – 7/31/20	$43.04	$158,473.28	$13,206.11
8/1/20 – 7/31/21	$44.33	$163,223.06	$13,601.92
*Base Rent is charge on the 3,682 rentable square feet of the Premises; there is no Base Rent charged for the drive-thru banking facilities.
**Tenant’s obligation to pay Base Rent and additional Rent for Operating Expenses and Real Estate Taxes shall not commence until August 1, 2011.

1.9                   Intentionally Omitted

1.10                 Intentionally Omitted

1.11                 Tenant’s Pro Rata Share: 8.88% (3,682/41,455)

1.12                 Renewal Options: Two 5-year options, as set forth in Section 3.4.

1.13                 Termination Option: Article 36

1.14                 Improvements: Tenant shall accept the Premises in its “as is” condition on the Lease Commencement Date, except as specifically set forth in Exhibit B.

1.15                 Deposits:  (a) $9,000.00 as the “Rental Deposit”, and (b) $9,000.00 as the “Security Deposit.”

1.16                Building Holidays: All State and Federal holidays

1.17                Building Hours: Monday thru Friday 7:30 a.m. – 5:00 p.m.

Article 2.                      PREMISES.

   2.1 In consideration of the rent hereinafter reserved and of the covenants hereinafter contained, Landlord does hereby lease to Tenant, and Tenant hereby leases from Landlord that space located on the first floor of the Building, depicted on Exhibit A and designated as Suite 100, which space is hereinafter referred to as the "Premises," along with the area comprising the drive-through banking facilities (the “Drive-Thru”), also depicted on Exhibit A. The agreed square footage of the Premises is 3,682 rentable square feet. The term “Building” shall mean 2530 Riva Road located in Annapolis, Maryland. Tenant accepts the Premises on the Lease Commencement Date in “AS IS/WHERE IS” condition for the duration of this Lease, with all faults and with no warranties, express or implied, except to the extent specifically provided in Exhibit “B” and otherwise in this Lease. Tenant shall have a separate entrance to the Premises from the exterior of the Building and Tenant may control access to the Premises for its Permitted Use twenty-four hours a day/seven days per week.

Article 3.                      TERM.

3.1.               “Lease Term” or “Term” means the period of approximately one hundred twenty-seven (127) months commencing on the Lease Commencement Date (as defined in Section 1.4) and expiring at 11:59 p.m. on the Expiration Date (as defined in Section 1.6), unless earlier terminated pursuant to the terms of this Lease.  If the actual Lease Commencement Date differs from the targeted Lease Commencement Date as set forth in Section 1.4, Landlord and Tenant shall execute a Declaration of Lease Commencement, substantially similar to the form attached hereto as Exhibit C, after the Lease Commencement Date and Expiration Date have been ascertained.

3.2.           If delivery of possession of the Premises shall be delayed beyond the anticipated date set forth in Section 1.4, Landlord shall not be liable to Tenant for any damage resulting from such delay; and Tenant’s obligation to pay Base Rent shall be suspended and abated until seven (7) months after possession of the Premises is delivered to Tenant.  In the event of such delay, it is understood and agreed that the Lease Commencement Date for the Term of this Lease shall be postponed until delivery of possession to Tenant of the Premises and that the Expiration Date of the Term shall be correspondingly extended.

3.3.           Notwithstanding any provision of this Lease to the contrary contained herein, Tenant shall have the right to terminate this Lease in the event that Tenant does not receive written approval of this Lease by corporate resolution of the Tenant’s Board of Directors on or before December 31, 2010.  In the event that such approval is not obtained, Tenant may terminate this Lease upon giving written notice to Landlord on or before January 5, 2011.  If Tenant does not give the Landlord written notice of termination by January 5, 2011, then this Lease shall be binding on both Landlord and Tenant for all purposes.  Time is of the essence.

3.4           Renewal Options.  (a)  Tenant shall have the conditional right to extend the Lease Term for two (2) consecutive terms (the “First Option Term” and the “Second Option Term”) of five (5) years each, beyond the initial Term at the Base Rent set forth in paragraph (b) below and upon the same terms and conditions set forth herein (except that there will be no further privilege of extension), provided that the following conditions are met:

(i)           Tenant notifies Landlord in writing of its election to exercise the right of renewal granted hereby at least nine (9) months prior to the expiration of the initial Term, or the First Option Term (as the case may be);

(ii) at the time of the exercise of such right and for the remainder of the Lease Term thereafter, there is no existing default which is not remedied within the applicable cure period set forth in this Lease;

(iii) that the Lease has not been terminated prior to the commencement of the applicable Option Term; and

(iv) at the time of the exercise of such option and for the remainder of the Lease Term thereafter, the original named Tenant, its affiliate, or an assignment or subletting, in accordance with Article 16, is in possession of and occupying the entire Premises.

(b)           During the first year of the applicable Option Term, Tenant shall pay Landlord Base Rent equal to the then-current fair market rent for the Premises, as determined by Landlord in its reasonable discretion, utilizing comparable rental rates for similar premises being utilized as banking facilities in the Annapolis area.  During the applicable Option Term, Base Rent shall continue to escalate by three percent (3%) per year.

(c)           Prior to the commencement of the applicable Option Term, upon the request of Landlord, Tenant hereby agrees to execute an amendment to the Lease memorializing said extension of the Term.  If Tenant fails to timely notify Landlord of its desire to exercise the renewal option granted hereby, then Tenant shall be deemed to have conclusively waived its renewal option.

           Article 4.                      RENT.

4.1.           Upon execution of this Lease by Tenant, Tenant shall deliver the Rental Deposit to Landlord, to be applied on the Rent Commencement Date toward the first monthly Rent payments then due hereunder.  Thereafter, Tenant shall pay (with or without receipt of a written statement from Landlord) the Base Rent (as set forth on the schedule contained in Section 1.8 hereof) in advance, promptly upon the first day of every month for the remainder of the Lease Term.  If the initial or final month is less than a full calendar month, the Base Rent for such month will be reduced proportionately.

       4.2             In addition to the Tenant’s Base Rent obligations, Tenant shall pay Landlord, if and when due, any sales, use or other taxes or assessments (exclusive of Landlord’s state and Federal income taxes) which are assessed or due by reason of this Lease or Tenant’s use of Automated Teller Machines (“ATM’s”).  Tenant shall also: (i) reimburse Landlord for any increase in ad valorem taxes that Landlord becomes obligated to pay due to Tenant’s use or occupancy of the Premises; (ii) pay all license and permit fees and all taxes levied or assessed by governmental authorities by virtue of: (1) Tenant’s operation of ATM’s from the Premises, or (2) any other reason related to Tenant; and (iii) pay Landlord the amount of any interest or penalties in connection with the foregoing.

4.3.           The Base Rent and all other sums due hereunder (such other sums are hereinafter referred to as “additional rent”) (collectively, “rent” or “Rent”) shall be paid promptly when due, in cash or by check, in lawful money of the United States, without notice or prior demand and without deduction, diminution, abatement, counterclaim or setoff of any amount or for any reason whatsoever, payable to Millbank Partners – Riva Limited Partnership, c/o The Bernstein Companies, 3299 K Street, N.W., Suite 700, Washington, D.C. 20007 or to such other person and place as may be designated by notice in writing from Landlord to Tenant from time to time.

4.4.           Any installment of rent which is not paid within ten (10) days after the due date shall be subject, at Landlord's option each month, to a late charge equal to five percent (5%) of the amount due, which shall be payable as additional rent.  In addition, any installment of Base Rent or additional rent not paid when due shall accrue interest from the due date at the rate of six percent (6%) per annum (but in no event at a rate higher than the maximum rate allowed by law) until paid in full, which interest shall be deemed additional rent hereunder.

4.5.           No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent herein stipulated shall be deemed to be other than on account of the stipulated rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check for payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

4.6.           Security Deposit

(a)           Simultaneously with the execution of this Lease by Tenant, Tenant shall provide Landlord with a cash deposit equal to the sum of $9,000.00 (the “Security Deposit”).  Landlord will hold the Security Deposit, without paying any interest, throughout the Term of this Lease, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term.  The Security Deposit shall not constitute an advance payment of Rent or a measure of Landlord's damages for default.

(b)           If Tenant is not in compliance with the Lease or defaults with respect to any provisions of this Lease, including but not limited to the provisions relating to Rent, in addition to Landlord's other remedies hereunder, Landlord may (but shall not be required to) draw upon the full amount of the Security Deposit and use, apply or retain all or any part of the Security Deposit for the payment of any Rent or other sum in default, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default.  If the proceeds of the Security Deposit exceed the amount of the Tenant’s default, the balance of the proceeds shall remain the property of the Landlord. If any portion of said Security Deposit is so used or applied, Tenant, within five (5) days after demand therefor, shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a material breach of this Lease.  The Security Deposit shall not bear interest to Tenant, unless so required by an applicable provision of law, and shall be returned to Tenant at the expiration of the Term, less any amounts deducted to cure Tenant’s default.

(c)           In the event Tenant fails to perform its obligations hereunder or take possession of the Premises on the Lease Commencement Date provided for herein, the Security Deposit shall not be deemed liquidated damages and Landlord may apply the Security Deposit to reduce Landlord's damages.  Any such application of the Security Deposit shall not preclude Landlord from recovering from Tenant all additional damages incurred by Landlord.  Notice shall not be required for the Landlord to either draw upon or apply the Security Deposit proceeds to the outstanding amounts due under the Lease.

(d)           Within thirty (30) days after the expiration, or earlier termination of the Term hereof (as same may be renewed or extended), and provided that Tenant is not in default under the terms of this Lease, Landlord shall return the Security Deposit to Tenant, less such portion thereof as Landlord shall have retained to cure any default by Tenant with respect to any of Tenant's obligations, covenants, conditions or agreements under the Lease.

Article 5.                USE OF PREMISES.

5.1.           Tenant shall use and occupy the Premises solely for the operation of a full-service national and state commercial bank offering services similar to those offered at a majority of other Old Line Bank branches in the Baltimore/Washington D.C. metropolitan area including business and consumer banking, wealth management and investment services (the “Permitted Use”), and for no other use or purpose, unless another use or purpose is approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Such Permitted Use of the Premises may also include one or more ATM located in the exterior wall of the branch office and/or the Drive-Thru, an externally located night depository drop-box, and a drive-up banking facility located at the Drive-Thru portion of the Premises, with teller-operated drive-up lanes and/or one (1) ATM drive-up lane. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law.  Tenant shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act (the “ADA”) and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, “Laws”) concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant's sole expense.  If any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant's expense and shall promptly deliver a copy thereof to Landlord.  Use of the Premises is subject to all covenants, conditions and restrictions of record.  Tenant's use of the Premises is subject to the “Rules and Regulations” (herein so called) set forth on Exhibit D hereto attached.

5.2.           Except to the extent specifically provided on Exhibit B or otherwise in this Lease, Tenant accepts the Premises from Landlord in its “as is” condition for the duration of the Term.

5.3.           Tenant shall not permit the Premises, or any part thereof, to be used for any disorderly, unlawful or hazardous purpose, nor as a source of annoyance or embarrassment to Landlord or other tenants, nor for any purpose other than hereinbefore specified, nor for the manufacture of any commodity therein, without the prior written consent of Landlord.

5.4.           If permission is given to Tenant to access the Premises, to enter into the possession of the Premises or to occupy premises other than the Premises prior to the Lease Commencement Date, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease.

Article 6.                DEFINITION OF LEASE YEAR.

The first Lease Year will begin on the Lease Commencement Date and extend to June 30, 2012.  The second Lease Year will begin July 1, 2012 and extend to June 30, 2013.  Each subsequent Lease Year will begin on July 1st and extend to the following June 30th.

           Article 7.                    OPERATING EXPENSES

7.1 Beginning on the Rent Commencement Date and continuing throughout the Term and any extensions thereof, Tenant shall pay to Landlord, as additional rent, Tenant’s Pro Rata Share of the Operating Expenses incurred for each calendar year (or portion thereof).  Tenant’s Pro Rata Share is set forth in Section 1.11 hereof.

7.2           For purposes of this Article, the term “Operating Expenses” shall mean any and all expenses incurred by Landlord in connection with the operation of the Common Areas, maintenance, insurance and repair of the Building including, but not limited to the following: electricity, fuel, water, sewer, gas, oil and other utility charges for the Common Areas and public areas; security, pest control; cleaning of windows and exterior curtain walls; janitorial services; trash and snow removal; landscaping and repair and maintenance of grounds; salaries, wages, and benefits for employees of Landlord engaged in the operation, maintenance or repair of the Building, including interest, amortized over its useful life or payback period of any capital improvement made to the Building which is required under any governmental law or regulation that was not applicable to the Building at the time it was constructed or installation of any device or other equipment which improves the operating efficiency of any system within the Building and thereby reduces operating expenses; service or management contracts with independent contractors; the cost of insuring the Building (including, but not limited to, liability insurance for personal injury, death and property damage, insurance against fire, all-risk coverage including earthquake and flood, theft or other casualties, worker’s compensation insurance or similar insurance covering personnel, fidelity bonds for personnel, insurance against liability for defamation and claims of false arrest occurring in or about the Building, structural insurance, plate glass insurance and rent-loss insurance); general overhead; administrative expenses; management fees; telephone, telegraph and stationery.

7.3              Operating Expenses for each calendar year shall be those actually incurred, provided, however, that if the Building was not at lease ninety-five percent (95%) occupied during the entire calendar year, the Operating Expenses shall be adjusted to project the Operating Expenses as if the Building was ninety-five percent (95%) occupied. In computing the Operating Expenses for any year in which the occupancy level of the Building does not average at least ninety-five percent (95%), the actual cost of all Operating Expenses which fluctuate with the level of occupancy of the Building (the “Fluctuating Expenses”) including, by way of example and not as a limitation, janitorial services, maintenance contracts, management fees and utility services, shall be adjusted.

7.4             Nothing contained in this Article 7 shall be construed at any time to reduce the rents payable pursuant to Article 4 of this Lease.

7.5             From time to time during the Lease Term, Landlord shall submit to Tenant a statement of Landlord’s estimate of the Operating Expenses for the calendar year. Commencing with the first day of the month immediately following the delivery of such statement, Tenant will pay to Landlord, as additional rent and with the Base Rent, one-twelfth (1/12th) of Tenant’s Pro Rata Share of such estimated Operating Expenses. From time to time during any calendar year, Landlord may revise Landlord's estimate and adjust Tenant's monthly payments to reflect Landlord's revised estimate.  Within approximately one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord may submit a statement (the “Statement”) showing (1) the actual Operating Expenses paid or incurred by Landlord during the immediately preceding calendar year, (2) a computation of Tenant’s Pro Rata Share of the Operating Expenses actually incurred during the preceding calendar year, and (3) the aggregate amount of the estimated payments made by Tenant on account thereof.  If the Statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next estimated payment(s) pursuant to this Article 7.  If the Statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

7.6           Tenant shall have the right, within ninety (90) days of receiving a Statement, to audit the books, records, and computation of Landlord relative to Operating Expenses provided: (i) Tenant gives Landlord at least thirty (30) days prior written notice of its intent to audit; (ii) the audit occurs during Landlord’s normal business hours and in Landlord’s principal offices; (iii) Tenant may only conduct the audit of a calendar year’s books and records within ninety (90) days after receipt of the final reconciliation Statement relating to such calendar year; (iv) the auditor shall not be compensated on a contingency basis; and (v) Tenant provides Landlord a copy of the auditor’s report.  Landlord may contest Tenant’s audit results by giving Tenant written notice of protest within thirty (30) days following Landlord’s receipt of the audit report.  If Landlord’s accountant and Tenant’s accountant cannot mutually agrees as to Tenant’s share of Operating Expenses within sixty (60) days after Tenant’s receipt of Landlord’s notice of protest, Landlord’s accountant and Tenant’s accountant shall jointly choose a third independent certified public accountant, whose determination shall be binding upon the parties hereto.  The cost of the third accountant shall be borne equally by the parties.  Notwithstanding anything in the foregoing to the contrary, if it is determined on the basis of an audit (and, if Landlord contests such audit, the results of such audit are confirmed as set forth above) that the Operating Expenses for any year were overstated by more than five percent (5%) then the reasonable cost of the audit (and the full cost of any third accountant) shall be paid by Landlord (not to exceed $2,000.00).

Article 8.               REAL ESTATE TAXES

8.1           Beginning on the Rent Commencement Date and continuing throughout the Term and any extensions thereof, Tenant shall pay to Landlord, as additional rent, Tenant’s Pro Rata Share of the Real Estate Taxes incurred for each calendar year (or portion thereof).  Tenant’s Pro Rata Share is set forth in Section 1.11 hereof.  If the system of real estate taxation shall be altered or varied and any new tax or levy shall be levied or imposed on said land, Building and improvements, and/or Landlord, in substitution for real estate taxes presently levied or imposed on immovables in the jurisdiction where the Building is located, then any such new tax or levy shall be included within the term “Real Estate Taxes.”

8.2           For purposes of this Article 8, the term “Real Estate Taxes” means all taxes, rates and assessments, general and special, levied or imposed with respect to the land, Building and improvements constructed thereon (plus a pro-rata share of the common elements of the Project) including all taxes, rates and assessments, general and special, levied or imposed for school, public betterment and/or general or local improvements, and specifically excluding any fines or penalties incurred in the payment thereof.  Reasonable expenses incurred by Landlord in obtaining or attempting to obtain a reduction of any Real Estate Taxes shall be added to and included in the amount of any such Real Estate Taxes. Real Estate Taxes which are being contested by Landlord shall nevertheless be included for purposes of the computation of the liability of Tenant under Article 8 hereof provided, however, that in the event that Tenant shall have paid any amount of increased rent pursuant to this Article 8 and Landlord shall thereafter receive a refund of any portion of any Real Estate Taxes on which such payment shall have been based, Landlord shall pay to Tenant the appropriate portion of such refund. Landlord shall have no obligation to contest, object or litigate the levying or imposition of any Real Estate Taxes and may settle, compromise, consent to, waive or otherwise determine in its discretion any Real Estate Taxes without consent or approval of Tenant.

8.3           Commencing on the Rent Commencement Date and continuing thereafter through the Lease Term, Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year falling entirely or partly within the Lease Term.  On or before the Rent Commencement Date and at the beginning of each calendar year thereafter, Landlord shall submit a statement setting forth Landlord's reasonable estimate of such amount and Tenant's Pro Rata Share thereof.  Tenant shall pay to Landlord on the first day of each month following receipt of such statement (provided, however, that the first such payment shall be due on the first day of the month which is not less than thirty (30) days after receipt), until Tenant's receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of such share (estimated on an annual basis without proration).  From time to time during any calendar year, Landlord may revise Landlord's estimate and adjust Tenant's monthly payments to reflect Landlord's revised estimate.  Within approximately one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a statement showing (1) Tenant's Pro Rata Share of the Real Estate Taxes incurred by Landlord during the preceding calendar year, which statement shall include (upon Tenant’s request) a copy of the actual tax invoice from the applicable taxing authority, and (2) the aggregate amount of Tenant's estimated payments made during such year.  If such statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next estimated payment(s) pursuant to this Article 8.  If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

Article 9.                TENANT’S REPAIRS AND MAINTENANCE.

9.1.           Except to the extent caused by Landlord, its agents, or contractors, Tenant, at Tenant's sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Premises that are necessary or desirable to keep the Premises in first class condition and repair, in a clean, safe and tenantable condition, and otherwise in accordance with all Laws and the requirements of this Lease.  Tenant shall maintain all fixtures, furnishings and equipment, including the ATM’s and the Drive-Thru banking facilities located in, at or exclusively serving the Premises, in clean, safe and sanitary condition, and shall take good care thereof and make all required repairs and replacements thereto.  Without limiting the generality of the foregoing, Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs and replacements to (a) any pipes, lines, ducts, wires or conduits contained within the Premises, (b) the glass windows, plate glass doors, and all fixtures or appurtenances that are located in or about the Premises; (c) Tenant’s signs; (d) the floors and floor coverings, doors and door frames, windows and window frames, walls, storefront including security gates, grilles or enclosures, locks and closing devices, partitions and ceilings in the Premises; (e) heating, ventilating, air conditioning, electrical and plumbing system(s) equipment and fixtures (whether contained within or outside the Premises) which are installed by Tenant or which are located in the Premises or exclusively serve the Premises; (f) banking ATM’s, a night depository drop-box; Drive-Thru structures and building, Drive-Thru window and teller equipment, and paved driveway area serving the Drive-Thru banking facilities; and (g) the Premises when repairs thereto are necessitated by any act or omission (negligent or otherwise) of Tenant or any of Tenant’s agents, employees or invitees, or by the failure of Tenant to perform any of its obligations under this Lease.  Tenant shall be responsible, at Tenant’s sole expense, for providing all janitorial (including trash removal) and cleaning services for the Premises sufficient to maintain a standard of cleanliness and hygiene reasonably satisfactory to Landlord.  All such services shall be provided in accordance with standards customarily maintained for similar first class properties.  Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof.  Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises broom clean, in good order and condition, except for ordinary wear and tear.  All injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively, “Invitees”) or Tenant, shall be repaired by and at Tenant's expense, except that Landlord shall have the right at Landlord's option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith.  Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures (subject to reimbursement pursuant to Article 7 to the extent permitted hereunder); all other bulbs and tubes for the Premises shall be provided and installed at Tenant's expense.

9.2.         Landlord shall at all times upon twenty-four (24) hours advance notice have the right during Tenant’s regular business hours to: (i) inspect the Premises and/or the ATM’s; (ii) comply with Landlord’s obligations with regard to repair and maintenance of the Property; (iii) perform any obligations of Tenant hereunder which Tenant has failed to perform after written notice to Tenant from Landlord; and (iv) assure Tenant’s compliance with the terms and provisions of this Lease and all applicable laws, ordinances, rules and regulations.  Landlord will use commercially reasonable efforts to minimize any interference with Tenant’s business operations during any such entry.  Landlord shall provide at least twenty-four (24) hours notice for any access required after normal business hours, except that, notwithstanding the foregoing, Landlord will not be required to provide any notice in an emergency.

9.3                    Tenant shall at all times obtain and maintain any licenses, permits, and approvals necessary for the installation or operation of the ATM’s at its sole cost and expense.  In addition, Tenant shall, at its sole expense, keep the ATM’s and the areas immediately surrounding them neat and clean.  All penetrations into any surfaces of the building shall be sealed so as to prevent any water leakage.  Tenant shall keep the paved area of the Drive-Thru banking facilities in good repair.

Article 10.                      LANDLORD’S REPAIRS AND MAINTENANCE

            10.1.                      Landlord shall, as a part of Operating Expenses: (i) repair, maintain and replace the roof, structure, foundation, gutters, downspouts, and the mechanical, electrical and HVAC systems serving the Common Areas of the Building, and (ii) clean, landscape, repair, maintain, and replace the Common Areas, and keep same reasonably free of snow, ice and other obstructions.  Landlord will not be required to make any repair necessitated by reason of any act or omission of Tenant, Tenant’s Agents, or anyone claiming under Tenant or caused by any alteration, addition or improvement made by Tenant or anyone claiming under Tenant and if Landlord does make any such repairs, Tenant will reimburse to Landlord the cost incurred by Landlord in so doing as Additional Rent with the monthly installment of Base Rent first due after Landlord bills Tenant for such costs.  Landlord will have no liability to Tenant for failure to make repairs. Landlord shall be under no responsibility or liability for failure or interruption in the services set forth in (ii) above, nor in any event for any indirect or consequential damages. Failure or omission on the part of Landlord to furnish such service shall not be construed as an eviction of Tenant, nor work an abatement of Rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of the covenants under this Lease.

10.2.           Landlord reserves the right at any time and from time to time, as often as Landlord deems desirable, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant or otherwise affecting Tenant's obligations under this Lease, to make such changes, alterations, additions, improvements, repairs, relocations or replacements in or to the Building (including the Premises if required by any applicable law or regulation) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, stairways and other common facilities thereof, and to change the name by which the Building is commonly known and/or the Building's address.  However, no such changes or modifications shall materially adversely affect Tenant’s use of the Premises or Common Areas.  Landlord reserves the right from time to time to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building, above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises, and to expand the Building.  Nothing contained herein shall be deemed to relieve Tenant of any duty, obligation or liability with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any government or other authority and nothing contained herein shall be deemed not construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as expressly provided in this Lease.

           Article 11.    TENANT'S AGREEMENTS.

11.1.           Tenant covenants and agrees: (a) not to obstruct or interfere with the rights of other tenants, or injure or annoy them or those having business with them or conflict with them, or conflict with the fire laws or regulations, or with any insurance policy upon said Building or any part thereof, or with any statutes, rules or regulations now existing or subsequently enacted or established by the local, state or federal governments and Tenant shall be answerable for all nuisances caused or suffered on the Premises, or caused by Tenant in the Building, or parking facilities, or on the approaches thereto; (b) not to place a load on any floor exceeding the floor load which such floor was designed to carry in accordance with the plans and specifications of the Building, and not to install, operate or maintain in the Premises any unsafe or heavy item of equipment, without obtaining Landlord's prior written consent; (c) not to strip or overload, damage or deface the Premises, hallways, stairways, elevators, parking facilities or other public areas of the Building, or the fixtures therein or used therewith, nor to permit any hole to be made in any of the same; (d) not to suffer or permit any trade or occupation to be carried on or use made of the Premises which shall be unlawful, noisy, offensive, or injurious to any person or property, or such as to increase the danger of fire or affect or make void or voidable any insurance on the Building, or which may render any increased or extra premium payable for such insurance, or which shall be contrary to any law or ordinance, rule or regulation from time to time established by any public authority; (e) not to move any furniture or equipment into or out of the Premises except at such times and in such manner as Landlord may from time to time designate said consent shall not be unreasonably withheld or delayed; (f) not to place upon the interior or exterior of the Building, or any window or any part thereof or door of the Premises, any placard, sign, lettering, window covering or drapes, except such and in such place and manner as shall have been first approved in writing by Landlord; (g) in addition to Tenant’s Rights, as defined in Section 12.6 of this Lease, to use building standard signage on its suite entry door, which shall be installed at Landlord’s cost or such other signage as may be approved by Landlord to be installed at Tenant’s expense; (h) to park vehicles only in the area from time to time designated by Landlord; (i) to conform to all rules and regulations from time to time established by the appropriate insurance rating organization and to all rules and regulations from time to time established by Landlord, including those attached as Exhibit D hereto; (j) to be responsible for the cost of removal of Tenant's bulk trash during occupancy and move-out; and (k) not to conduct nor permit in the Premises either the generation, treatment, storage or disposal of any hazardous wastes or toxic substances of any kind  which shall include, but not be limited to substances defined as "hazardous substances" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9061 et seq.;  Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; and Resource Conservation and Recovery Act of 1976, 42 U.S.C.  Section 6901 et seq. and any other substances considered hazardous, toxic or the equivalent pursuant to any other applicable laws and in the regulations adopted and publications promulgated pursuant to said laws or any other present or future federal, state, county or local laws or regulations concerning environmental protection, including, without limitation, any material or substance which is (i) defined or listed as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous material," "pollutant" or "contaminant" under any law, (ii) petroleum or a petroleum derivative, (iii) a flammable explosive, (iv) a radioactive material, (v) a polychlorinated biphenyl, or (vi) asbestos or an asbestos derivative or future federal, state, county or local laws or regulations concerning environmental protection, and shall prohibit its assignees and sublessees and its and their employees, agents and contractors (collectively: "Permittees") from doing so.  Tenant shall indemnify, defend and hold Landlord and its agents and partners harmless from all loss; costs, foreseeable and unforeseeable, direct or consequential; damages; liability; fines; prosecutions; judgments; litigation; and expenses, including but not limited to, clean-up costs, court costs and reasonable attorneys’ fees arising out of any violation of the provisions of this Article by Tenant, or its employees, agents, representatives and invitees. Tenant shall not locate, place, install or remove any cables or equipment in or around the Building or the Premises without Landlord’s prior written consent which shall not be unreasonably withheld or delayed.

11.2.           Tenant shall be liable for and shall pay when due all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.  If any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property, or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, then Tenant shall pay to Landlord, as additional rent, the amount of such taxes or assessments within five (5) days of Landlord's written request for such payment.  In any such event, Tenant shall have the right, at Tenant's sole cost and expense, to bring suit in the Landlord's name to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

11.3.           Tenant, upon written request by Landlord, will provide Landlord with a copy of its current financial statements consisting of a balance sheet, an earnings statement, statement of changes in financial position, statement of changes in Tenant’s equity, and related footnotes, prepared in accordance with generally accepted accounting principles.  Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant’s most senior official and its chief financial officer.  The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request.  All of Tenant’s financial statements given to Landlord shall be held in confidence, but may be shared with Landlord’s officers, directors, shareholders, employees, attorneys, accountants, business consultants or lenders on a need to know basis only, and may be disclosed pursuant to a judicial or governmental decree or order requiring disclosure.  Notwithstanding Landlord’s right to request current financial statements, the parties recognize that the Tenant is a publicly traded company which operates in accordance with a multitude of Federal and State banking and security laws and regulations and all disclosures will be limited and subject to those laws and regulations.

11.4           “Utilities” means water, gas, electricity, and any other utilities from time to time supplied by Landlord to the Premises.  Tenant shall pay all costs of utilities utilized in or for the Premises.  Tenant shall promptly pay all bills for such utilities.  Landlord shall not be liable for any failure to furnish, or for any loss, injury or damage caused by or resulting from any variation, interruption or failure of utility services.

Article 12.                ALTERATIONS.

12.1.           Tenant shall be permitted, without Landlord’s consent, to make alterations, additions or improvements to the Premises so long as such alterations, additions or improvements (i) do not exceed $50,000.00 in the aggregate and (ii) do not, in any way, alter or affect the Building’s water, mechanical, electrical, or sprinkler systems or the HVAC equipment.  Except as provided in Exhibit B, Tenant shall not make any alterations, additions, or other improvements in or to the Premises that exceed $50,000.00 or install any equipment of any kind that will require any alterations or additions or affect the use of the Building's water system, heating system, plumbing system, HVAC system, or electrical system, or install any telephone or other type of antennae on the roof, in the windows, or upon the exterior of the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.  If any such alterations or additions are made by Tenant without Landlord's consent, Landlord may correct or remove them and Tenant shall be liable for any and all costs and expenses incurred in the correction or removal of such work.  All plans and specifications for any such work shall be prepared by Tenant at Tenant's expense and shall thereafter be submitted to Landlord for review.  All alterations and additions to the Premises shall be performed by Tenant, subject to Landlord’s written consent. As a condition of Landlord's consent to the use of Tenant's contractor, Tenant or Tenant's contractor must evidence to Landlord certain criteria including but not limited to: (a) insurance coverage to include: (i) worker's compensation coverage and (ii Public Liability Insurance, (Comprehensive General Liability or Commercial General Liability) insurance on an occurrence basis in an amount of no less that Three Million Dollars ($3,000,000) which can be achieved through a combination of combined single limit and excess umbrella policies. Said coverage shall include provisions for blanket contractual liability, personal injury, complete operations, and broad form property damage.  (a) Tenant shall name Landlord and its agent as additional insureds; (b) lien waivers for such contractor or other persons; (c) specified completion performance and/or lien indemnity bonds and insurance; and (d) an acknowledgement by the contractor that such work is being performed for Tenant who is not the owner of the Building but a Tenant.  All work with respect to such alterations and additions shall be done, at Tenant's sole expense, in a good and workmanlike manner and diligently prosecuted to completion to the end that Premises shall at all times be a complete unit except during the period necessarily required for such work.  Tenant covenants and agrees that all Alterations contracted for by Tenant shall be performed in full compliance with all laws, ordinances, regulations and requirements of all governmental and quasi-governmental authorities having jurisdiction.  Landlord shall not be liable for any damages or losses caused by Tenant's contractors, and Tenant agrees to pay any and all expenses, reasonable attorneys' fees, claims for and damages to persons or property which may arise directly or indirectly by reason of making any Alterations.

12.2.           Tenant will ensure that no work within the Premises will commence without proper authority (permits and approvals) from Anne Arundel County. Upon completion of work, Tenant is required to secure from all contractors and subcontractors a “release of liens.” Upon completion of work, and prior to occupancy of the Premises, Tenant will apply to the appropriate County authority for the requisite Use and Occupancy Permit, and shall provide Landlord with a copy of the Use and Occupancy Permit within ten (10) days of Tenant’s receipt of same. Tenant shall not permit a mechanic's lien(s) to be placed upon the Premises, or the Building as a result of any alterations or improvements made by it and agrees, if any such lien be filed on account of the acts of Tenant, promptly to pay the same.  In the event Tenant fails to pay any such lien, it may be paid by Landlord and the cost charged to Tenant as additional rent under this Lease.  Tenant hereby expressly recognizes that in no event shall it be deemed an agent of Landlord and no contractor of Tenant shall by virtue of its contract be entitled to assert any lien against the Building.  If any mechanic's lien, whether final, interlocutory or otherwise, is filed against the Premises or the Building for work claimed to have been furnished to Tenant, such mechanic's lien shall be discharged by Tenant, at its sole cost and expense, within five (5) days from receipt of notice of such lien, either by the satisfaction in full of the lien or by filing any bond required by law to fully discharge the lien.  If Tenant shall fail to discharge any such mechanic's lien, Landlord may, at its option, discharge the same and treat the cost thereof, together with any other costs or expenses incurred by Landlord, including reasonable attorneys' fees, as additional rent, due and payable upon receipt by Tenant of a written statement of costs from Landlord.  It is hereby expressly agreed that such discharge of any mechanic's lien by Landlord shall not be deemed to waive or release Tenant from its default under the Lease for failing to discharge the same.

12.3.           Except as otherwise provided herein, all alterations or additions shall become a part of the realty and surrendered to Landlord upon the expiration or termination of this Lease. Landlord, in Landlord’s sole discretion, may permit Tenant to remove at Tenant’s sole expense, without causing material damage to the Premises and the Building, any fixtures, property or Alterations installed by Tenant for which Tenant has not been granted any credit or allowance by Landlord.  Notwithstanding anything to the contrary set forth in the Lease and this Article 12, Tenant, at Tenant’s sole cost and expense, shall remove any and all bank vaults, safes, safety deposit boxes, ATM’s and night depository drop-boxes from the Premises prior to the expiration or earlier termination of the Lease. Landlord shall have the right at Tenant's expense to repair all damage and injury to the Premises or the Building caused by such removal or to require Tenant to do the same.  In all cases where Tenant is responsible for the removal of fixtures, personal property or Alterations, including the Bank equipment referenced in this Section 12.3, Tenant shall repair any damage to the Premises and restore the Premises to the condition existing at the time of execution of this Lease, or, at Landlord's option, shall pay to Landlord all Landlord's reasonable costs of such repair.

12.4.           Any changes, modifications, alterations or additional work within the premises shall be at Tenant's sole cost and expense, and shall be subject to Landlord’s written approval, which approval shall not be unreasonably withheld or delayed.  Tenant shall be responsible for all costs and compliance with any permit required by the applicable federal, county and/or state codes in connection with the Alterations, including any requirements under the ADA.

12.5.           Business machines and mechanical equipment belonging to Tenant, which cause noise, vibration or other types of interference that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building, shall be installed and maintained by Tenant, at its sole expense, on vibration eliminators or other devices sufficient to eliminate such noise, vibration or interference.

12.6.           Tenant, at Tenant’s expense, may install, modify, and maintain exterior signage which is consistent with other Old Line Bank Branches in the Baltimore/Washington metropolitan area, including Tenant’s logo, on the Building structure in a location to be mutually agreed-upon by Landlord and Tenant and, if permitted by applicable local laws, ordinance, and regulations, install exterior signage on the roof of Landlord’s Building. In addition to the signage located on the exterior of the Building, Tenant may install, modify, and maintain signage on the free standing pylon/marquee located on Riva Road at the entrance of the Building  Tenant’s proposed signage shall be subject to Landlord’s approval, which approval will not be unreasonably withheld or delayed..  Tenant’s exterior signage must comply with all applicable governmental regulations. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.

Article 13.                HOLD HARMLESS.

13.1.           Excepting any damage caused by Landlord's negligence or willful misconduct, Landlord shall not be liable for any damage to, or loss of, personal property in the Premises belonging to Tenant, its employees, agents, visitors, licensees or other persons in or about the Premises, or for damage or loss suffered by the business of Tenant, from any cause whatsoever, including, without limiting the generality thereof, such damage, or loss resulting from fire, steam, smoke, electricity, gas, water, rain, ice or snow, which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, wires, appliances, plumbing, air-conditioning or lighting fixtures of the same, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, or from other sources.  Landlord shall not be liable in any manner to Tenant, its agents, employees, invitees or visitors for any injury or damage to Tenant, Tenant's agents, employees, invitees or visitors, or their property, caused by the criminal or intentional misconduct, or by any act or neglect of third parties or of Tenant, Tenant's agents, employees, invitees or visitors, or of any other tenant of the Building.  Tenant covenants that no claim shall be made against Landlord by Tenant, or by any agent or servant of Tenant, or by others claiming the right to be in the Premises or in the Building through or under Tenant, for any injury, loss or damage to the Premises or to any person or property occurring upon the Premises from any cause other than the negligence or willful misconduct of Landlord.  In no event shall Landlord be liable to Tenant for any consequential damages sustained by Tenant arising out of the loss or damage to any property of Tenant.

13.2.           Tenant covenants and agrees to save Landlord and Landlord's Agent harmless and indemnified from all loss, damage, liability or expense of any kind, incurred, suffered or claimed by any person whomsoever, or for any damage or injury to any persons or property from any cause whatsoever, by reason of the use or occupancy by Tenant, its agents, employees, invitees or visitors of the Premises, or of the Building, or the parking facilities or any other common element not caused by the gross negligence or willful misconduct of Landlord.

13.3.           Unless due to Tenant’s negligence or willful misconduct, Landlord agrees to indemnify and save Tenant harmless against and from any and all claims, damages, losses, liabilities and expenses (including reasonable attorney’s fees), due to a breach or default on the part of Landlord in the performance of any covenant or agreement to be performed pursuant to the terms of this Lease.  The obligations of Landlord under this section, and which are incurred by Landlord while this Lease is in existence, shall survive any termination of this Lease.

13.4.           It is understood that employees of Landlord are prohibited as such from receiving any packages or other articles delivered to the Building for Tenant and that should any such employee receive any such packages or articles, he or she in so doing shall be the agent of Tenant and not of Landlord.

Article 14.               LIEN ON TENANT'S PROPERTY.

14.1.           Landlord shall have a lien for the payment of the rent aforesaid upon all of the goods, wares, chattels, fixtures, furniture and other personal property of Tenant which may be in or upon the Premises.  Tenant hereby specifically waives any and all exemptions allowed by law; and such lien may be enforced on the nonpayment of any installment of rent by the taking and selling of such property in the same manner as in the case of chattel mortgages on default thereunder; said sale to be made upon ten days notice served upon Tenant by posting upon the Premises or by leaving same at his place of residence; or such lien may be enforced in any other lawful manner at the option of the Landlord. Upon written request by Tenant, Landlord shall consider to waive said lien in favor of any commercial lender.

14.2.           Provided Tenant is not in default of this Lease, Tenant, at its sole expense, shall remove all articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions installed by Tenant ("Tenant's Property") at the expiration, surrender or earlier termination of the Lease.  Tenant shall repair any damage caused by such removal to the condition of the Premises as of the Lease Commencement Date.  Tenant's obligation to repair any damage to the Premises caused by such removal shall survive the expiration or earlier termination of the Lease Term.  If Tenant, for any reason whatsoever, shall fail to remove all of its effects from the Premises upon termination or expiration of this Lease, Landlord, at its option, may remove same in any manner that Landlord shall choose, and store said effects, at Tenant's sole expense, without liability to Tenant for loss thereof.  Tenant agrees to pay Landlord as additional rent, upon demand, any and all reasonable expenses incurred in such removal, including court costs and reasonable attorneys' fees and reasonable storage charges on such effects for any length of time that the same shall be in Landlord's possession, custody or control. In addition, Landlord, at its option and pursuant to the laws of the jurisdiction in which this Building is located, may sell said effects, or any of them, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale against any amounts due under this Lease from Tenant to Landlord and against the expenses incidental to the removal and sale of said effects.

Article 15.INSURANCE.

15.1.           Tenant shall, at its sole cost and expense, obtain and maintain at all times during the Lease Term, for the protection of Landlord and Tenant, Public Liability Insurance (Comprehensive General Liability or Commercial General Liability) on an occurrence basis in an amount of not less than Three Million Dollars ($3,000,000) which can be achieved through a combination of combined single limit and excess umbrella policies. Said coverage shall include provisions for blanket contractual liability, personal injury, complete operations, and broad form property damage, insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant's use or occupancy of the Premises.  Landlord and Landlord's Agent shall be named as additional insureds.  Landlord shall maintain commercially reasonable property and liability insurance on the Property.

15.2.           Tenant shall, at its cost and expense, obtain and maintain at all times during the Lease Term, fire and extended coverage insurance on the Premises and its contents, including any leasehold improvements made by Tenant, in an amount sufficient so that no co-insurance penalty shall be invoked in case of loss.

15.3.           Tenant shall increase its insurance coverage, as required, but not more frequently than each year if, in the opinion of Landlord or the mortgagee of Landlord, the amount of public liability and property damage insurance coverage at that time is not adequate.

15.4.           All insurance required under this Lease shall be issued by insurance companies licensed to do business in the jurisdiction where the Building of which the Premises is a part is located.  Such companies shall have a policyholder rating of at least "A" and be assigned a financial size category of at least "Class VIII" as rated in the most recent edition of "Best's Key Rating Guide" for insurance companies.  Each policy shall contain an endorsement requiring thirty days written notice from the insurance company to Landlord before cancellation or any change in the coverage, scope or amount of any policy.  Each policy, or a certificate showing it is in effect, together with evidence of payment of premiums, shall be deposited with Landlord at the commencement of the Lease, and renewal certificates or copies of renewal policies shall be delivered to Landlord at least thirty days prior to the expiration date of any policy.

15.5.           Landlord and Tenant, for themselves and their respective successors in interest, each waive the right of subrogation for all risk of loss or damage to property of the other located in the Premises, regardless whether such loss or damage is caused by the negligence of either party.  Any willful or malicious action on the part of either party voids this waiver.  Landlord and Tenant shall each obtain and maintain endorsements to their respective insurance policies containing such a mutual waiver of the right of subrogation.  This waiver of subrogation does not extend to claims which are required to be covered by Tenant's contractor's insurance required under Section 15.1, above.

Article 16.                      ASSIGNMENT & SUBLETTING.

16.1.           Tenant shall not assign, transfer, mortgage or encumber this Lease or sublet the Premises without obtaining the prior written consent of Landlord said consent shall not be unreasonably withheld or delayed provided Tenant and its assignee or subtenant each remains liable as principal under terms of the Lease, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise without the prior written consent of Landlord.  The consent by Landlord to any assignment, transfer, or subletting to any party other than Landlord shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant from any covenant or obligation contained in this Lease, nor shall such assignment or subletting be construed to relieve Tenant from obtaining the consent in writing of Landlord to any further assignment or subletting.  Landlord’s disapproval of a proposed assignee or sublessee shall not be deemed unreasonable if Landlord believes that the proposed assignee or subtenant is a security risk to the building or the other tenants of the building. In the event that Tenant defaults hereunder, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said rent directly to Landlord.

16.2           Notwithstanding the restrictions contained in Section 16.1 above, Landlord can not withhold its consent to an assignment of this Lease to an entity (i) purchasing all or the majority of the stock in Old Line Bank; or (ii) with which Tenant or into which Tenant has merged, provided that in any of the events listed in subparagraph (i) and/or (ii) hereinabove, the tangible net worth of the successor entity at the time of the assignment is equal to or greater than the tangible net worth of the assigning entity as of that date which is one (1) year prior to the date of the assignment.

16.3.           Any transfer of a cumulative total of more than twenty-five percent (25%) of any legal and/or beneficial interest in Tenant (regardless of whether Tenant is a corporation, partnership or other entity), after the date hereof, whether to one or more persons or entities, whether at one or more different times, and whether voluntarily, by operation of law, or otherwise, shall be deemed as assignment of this Lease within the meaning of this Article 16. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant has the right to sublet the Premises in whole or in part to any subsidiary or affiliate, or provided in each such case that the Premises, in whole or in part, is used at all times by such subtenant(s) and/or assignee(s) for the uses specified in Article 5 of this Lease, and provided further that Tenant and its subtenant and/or assignee each remain fully liable as principal under the Lease as set forth herein, without Landlord’s consent, upon giving Landlord ten (10) days prior written notice (of each and every such subletting) and delivering an original executed counterpart of each such fully executed sublease, which shall by its terms incorporate the terms of the Lease and stating that the rights under the sublease are subject and subordinate to the rights under the Lease.

16.4.           For purposes of this Article 16, a “subsidiary” of Tenant shall mean any corporation not less than fifty percent (50%) of whose outstanding voting stock shall at the time of such subletting be owned, directly or indirectly, by  or its officers. For purposes of this Article 16, an “affiliate” of Tenant shall mean any entity directly or indirectly owning, controlling, owned, controlled, or under common control with Tenant. For purposes of the definition of “affiliate” the word “control” (including “controlling,” “controlled by” and “under common control with”), as used with respect of any corporation, partnership, limited liability company or association shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of a particular corporation, partnership, limited liability company or association, whether through the ownership of voting securities or by contract or otherwise.

16.5.           In the event a portion of the Premises is subleased, Tenant shall continue to pay Base Rent as provided in Section 4.1 above, and, in addition, Tenant shall be required to pay to Landlord during each month of the term of the sublease, and within five (5) days of receipt of rent from subtenant, fifty percent (50%) of the amount payable by such subtenant in excess of the amount of Base Rent payable by Tenant hereunder with respect to that portion of the sublet Premises.

Article 17.               LANDLORD'S RIGHT OF ACCESS.

17.1.           Landlord shall at all times upon twenty-four (24) hours advance notice have the right during Tenant’s regular business hours to view the Premises or to show the same to others, or to facilitate repairs to the Building, or to introduce, replace, repair, alter or make new or change existing connections from any fixtures, pipes, wires, ducts, conduits or other construction therein, or remove, without being held responsible therefor, placards, signs, lettering, window or door coverings and the like not expressly consented to by Landlord.  Landlord will not unreasonably interfere with Tenant’s business.

17.2.           If Tenant shall carpet over the access panels of the underfloor duct system in the floor of the Premises (if applicable), Landlord is hereby authorized and permitted to cut such carpeting to reach the ducts in such panels in order to make any necessary connections therefrom to service other parts of the Building.  Landlord shall have the carpeting restitched in a workmanlike manner and Tenant agrees to reimburse Landlord for the cost of such cutting and restitching.

17.3.           Landlord may, for the one hundred and eighty (180) days prior to the expiration of the Lease Term, enter the Premises free from hindrance or control of Tenant to show the Premises to prospective tenants at times which will not unreasonably interfere with Tenant's business.  If Tenant shall vacate the Premises during the last month of the Lease Term, Landlord shall have the unrestricted right to enter the same after Tenant's moving to commence preparations for the succeeding tenant or for any other purpose whatever, without affecting Tenant's obligation to pay rent for the full Lease Term.

Article 18.                FIRE CLAUSE.

18.1.           If the Premises shall be damaged by fire or other casualty insured against by Landlord's fire and extended coverage insurance policy covering the Building, and the Premises can be fully repaired, in Landlord's opinion, within one hundred and eighty (180) days from the date of such damage, Landlord, at Landlord's expense, shall repair such damage; provided, however, Landlord shall have no obligation: (a) to repair any damage to, or to replace, Tenant Work, alterations, standard tenant improvements or any other property located in the Premises; (b) to repair if such damage occurs during the last year of the Lease Term (excluding any renewal option which is unexercised at the date of such damage); or (c) to repair if the mortgagee does not allow the insurance proceeds to be used for such purposes.  Except as otherwise provided herein, until the repairs to the Premises are substantially completed, the Monthly Base Rent shall abate pro-rata based on the part of the Premises which is unusable by Tenant.  No compensation or rent deduction shall be made for inconvenience, annoyance or injury to business.  If, however, the Premises are rendered wholly untenantable by fire or other cause as determined by the Fire Marshall for Anne Arundel County, Maryland or such other duly authorized governmental individual or entity having jurisdiction over said matters, and Landlord shall decide not to rebuild the same, or if the entire Building be so damaged that Landlord shall decide to demolish it or not to rebuild it, then or in any of such events, Landlord may, at its option, cancel and terminate this Lease by giving Tenant notice in writing, within sixty (60) days of the occurrence of the event causing the damage, of its intention to cancel this Lease, whereupon the Lease Term shall terminate upon the thirtieth (30th) day after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord.  In no event shall Landlord be liable to Tenant except to the extent provided in this Article 18, and without limiting the foregoing, Landlord shall not be responsible for consequential damages, lost profits or any damage to Tenant's personal property.

18.2.           Effective upon any termination of this Lease and the surrender of the Premises by Tenant under any of the provisions of this Article 18, the parties shall be released thereby and neither party shall have any further liability to the other for any matters arising under this Lease, except for Rent, violations regarding Hazardous Materials and other items which accrued prior to the effective date of termination and are then unpaid or which this Lease provides shall survive its termination.

18.3.           It is hereby understood that if Landlord is obligated or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Building and the Premises which were originally provided at Landlord's expense, and the repair and restoration of items not provided at Landlord's expense shall be the obligation of Tenant.  In no event shall Landlord be obligated to repair or restore any trade fixture, furnishings, equipment or personal property belonging to Tenant.

Article 19.                CONDEMNATION.

19.1.           This Lease shall be terminated and the rental payable hereunder shall be abated to the date of such termination in either of the two following events, namely: (a) the forcible leasing or condemnation of the Premises, Building or any part thereof by any competent authority under right of eminent domain for any public or quasi-public use or purpose; and (b) the condemnation by competent authority under right of eminent domain for any public or quasi-public use or purpose of twenty-five percent (25%) or more of the Building in which the Premises are located.  The forcible leasing by any competent authority of any portion of the Building other than the Premises shall have no effect upon this Lease.  In case of any taking or condemnation, whether or not the Lease Term shall cease and terminate, the entire award shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award.  Tenant, however, shall be entitled to claim, prove and receive in the condemnation proceeding such awards as may be allowed for fixtures and other equipment installed by it, but only if such awards shall be made by the Court in addition to the award made by it to Landlord for the land and improvements or part thereof so taken.

Article 20.                DEFAULTS AND REMEDIES.

20.1.           It is hereby mutually covenanted and agreed that: (a) if Tenant shall fail to make any payment of Base Rent or additional rent ten (10) days after payment comes due, or keep and perform each and every covenant, condition and agreement herein contained on the part of Tenant to be kept and performed no later than thirty (30) days after written notice provided Tenant makes commercially reasonable efforts to cure same; or (b) if Tenant shall abandon or evidence any intention to abandon all or any portion of the Premises; or (c) if Tenant shall be in breach or default of the Lease, beyond any applicable cure and grace period, (d) if the estate hereby created shall be taken by execution or other process of law; or (e) if Tenant shall (i) generally not pay Tenant's debts as such debts become due, (ii) become insolvent, (iii) make an assignment for the benefit of creditors, (iv) file, be the entity subject to, or acquiesce in a petition in any court (whether or not filed by or against Tenant pursuant to any statute of the United States or any state and whether or not for a trustee, custodian, receiver, agent, or other officer for Tenant or for all or any portion of Tenant's property) in any proceeding whether bankruptcy, reorganization, composition, extension, arrangement, insolvency proceedings, or otherwise; then, and in each and every such case, from thenceforth and at all times thereafter, at the sole option of Landlord, Tenant's right of possession shall thereupon cease and terminate, and Landlord shall be entitled to the possession of the Premises and to remove all persons and property therefrom and to reenter the same without further demand of rent or demand of possession of the Premises, by process of law and without becoming liable to prosecution therefore, any notice to quit or of intention to reenter being hereby expressly waived by Tenant.  In the event of such reentry or retaking by Landlord, Tenant shall nevertheless remain in all events liable and answerable for the full rental to the date of retaking or reentry, and Tenant shall also be and remain answerable in damages for the deficiency or loss of rent as well as all related expenses which Landlord may thereby sustain in respect to the balance of the Lease Term; and in such case Landlord reserves full power, which is hereby acceded to by Tenant, to let said Premises for the benefit of Tenant, in liquidation and discharge in whole or in part, as the case may be, of the liability of Tenant under the terms and provisions of this Lease, and such damages and related expenses, at the option of Landlord, may be recovered by it at the time of the retaking and reentry, or in separate actions, from time to time, as Tenant's obligation to pay rent would have accrued if the Lease Term had continued, or from time to time, as said damages and related expenses shall have been made more easily ascertainable by relettings of the Premises, or such action by Landlord may, at the option of Landlord, be deferred until the expiration of the Lease Term, in which latter event the cause of action shall not be deemed to have accrued until the date of the termination of said Lease Term.  Landlord shall use commercially reasonable efforts to mitigate any damages, provided that such mitigation of Landlord shall in no event be construed to require landlord to relet the Premises prior to leasing other vacant space in the Building.

20.2.           The provisions of this Article 20 are subject to the Bankruptcy Laws of the United States which may, in certain cases, limit the rights of Landlord to enforce some of the provisions of this Article in proceedings thereunder.  To the extent that limitations exist by virtue thereof, the remaining provisions hereof shall not be affected thereby but shall remain in full force and effect.  The provisions of this Article 20 shall be interpreted in a manner which reserves Landlord's rights to terminate this Lease in each and every instance, and to the fullest extent and at the earliest moment that such termination is permitted under the federal bankruptcy laws, it being of prime importance to the Landlord to deal only with Tenants who have, and continue to have, a strong degree of financial strength and financial stability.

20.3.           All rents received by Landlord in any reletting after Tenant's default shall be applied, first to the payment of such expenses as Landlord may have incurred in recovering possession of the Premises and in reletting the same (including brokerage fees), second to the payment of any costs and expenses incurred by Landlord, either for making the necessary repairs (including fitting up the space for such reletting) to the Premises or in curing any default on the part of the Tenant of any covenant or condition herein made binding upon Tenant, and last, any remaining rent shall be applied toward the payment of rent due from Tenant under the terms of this Lease, together with interest and penalties as defined in Section 4.3, and Tenant expressly agrees to pay any deficiency then remaining.  Landlord shall in no event be liable in any way whatsoever (nor shall Tenant be entitled to any setoff) for Landlord's failure to relet the Premises, and Landlord, at its option, may refrain from terminating Tenant's right of possession, and in such case may enforce against Tenant the provisions of this Lease for the full Lease Term.

20.4.           In the event Tenant defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and Landlord places in the hands of an attorney or collection agency the enforcement of all or any part of this Lease, the collection of any rent due or to become due or recovery of the possession of the Premises, Tenant agrees to pay to Landlord as additional rent Landlord's costs of collection and enforcement, including reasonable attorney's fees, whether suit is actually filed or not, architect's fees and real estate broker's fees.

20.5.           To the fullest extent permitted by law, and notwithstanding any further or additional remedies afforded Landlord in this Lease, at law or in equity, in the event Tenant, for two (2) or more consecutive months, is in default of its obligations under this Lease, and such default remains uncured at the expiration of applicable notice and cure periods, if any, Landlord may accelerate and declare to be immediately due, and Tenant agrees to pay to Landlord promptly upon receipt of written demand therefor, all sums which would otherwise be due from Tenant to Landlord throughout the remainder of the Lease Term, discounted at a rate equal to two (2) points below the one (1) year United States Treasury Note rate in effect as of the date of acceleration (i.e., if the one year United States Treasury Note rate is 8%, the discount rate is 6%).  Such sums shall include but not be limited to Base Rent, costs of Pre-occupancy Tenant Work and any sums, charges, expenses and costs of any kind or nature identified in this Lease as additional rent.  In the event of any such acceleration by Landlord and payment by Tenant, if Landlord shall relet the Premises or any part thereof (the parties expressly acknowledging that Landlord shall be under no such obligation to relet the Premises), Landlord shall, on an annual basis, within sixty (60) days of the end of each calendar year, provide Tenant with an accounting of all sums received by Landlord as rent or otherwise from any such reletting.  If the accelerated amount collected by Landlord from Tenant for the relevant period, together with the sums actually collected from the follow-on tenant for that period, exceed the amount to which Landlord would otherwise have been entitled under this Lease absent the acceleration provided for in this Article, Landlord shall reimburse Tenant for such excess up to the accelerated amount actually paid by Tenant for the relevant period.  Notwithstanding the foregoing, Tenant shall not be entitled to any such excess sums unless and until Landlord has been fully reimbursed for any and all expenses or any party thereof, with such expenses to include but not be limited to brokerage fees, reasonable attorneys' fees, advertising costs, build-out costs incurred to restore the Premises to first class rentable condition for the replacement tenant.

Article 21.                      SUBORDINATION.

This Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust encumbrance or encumbrances which may now or which may at any time hereafter be made upon the Building of which the Premises is a part or upon Landlord's interest therein.  This clause shall be self operative, and no further instrument of subordination shall be required to effect the subordination of this Lease.  Nonetheless, in confirmation of such subordination, Tenant shall execute and deliver such further instrument or instruments subordinating this Lease to the lien of any such mortgage or deed of trust, encumbrance or encumbrances as shall be desired by any mortgagee or party secured or proposed mortgagee or party proposed to be secured, and Tenant hereby appoints Landlord the attorney-in-fact of Tenant, irrevocably, to execute and deliver any such instrument or instruments for Tenant. If the interests of Landlord under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement of any mortgage or deed of trust on the Premises or Building, Tenant shall be bound to the transferee at the option of the transferee, under the terms, covenants and conditions of this Lease for the balance of the Lease Term remaining, including any extensions or renewals, with the same force and effect as if the transferee were Landlord under this Lease, and, if requested by transferee, Tenant agrees to attorn to the transferee as its Landlord.

Article 22.                      SURRENDER OF POSSESSION.

Tenant covenants, at the expiration or other termination of this Lease, to remove all goods and effects from the Premises not the property of Landlord, remove all non-standard alterations and restore the Premises to its initial state, unless Landlord has agreed in writing to allow such alterations to remain, all at Tenant's expense, and to yield up to Landlord the Premises and all keys, gate cards, security cards, locks and other fixtures connected therewith in good repair, order and condition in all respects, reasonable wear and use thereof and damage by fire or other casualty, not caused by Tenant's act or neglect, only excepted.  A fee of Fifty and 00/100 Dollars ($50.00) each shall be charged for parking passes and security cards not returned to Landlord.

Article 23.               TENANT HOLDING OVER.

23.1.           If Tenant shall not immediately surrender possession of the Premises at the termination of this Lease, Tenant shall become a tenant from month-to-month, provided rent shall be paid to and accepted by Landlord, in advance, at one hundred fifty percent (150%) of the rate of the monthly rental payable hereunder just prior to the expiration of this Lease , but unless and until Landlord shall accept such rental from Tenant, Landlord shall continue to be entitled to retake or recover possession of the Premises as hereinbefore provided in case of default on the part of Tenant, and Tenant shall be liable to Landlord for any loss or damage it may sustain by reason of Tenant's failure to surrender possession of the Premises immediately upon the expiration of the Term hereof.  Tenant hereby agrees that all the obligations of Tenant and all rights of Landlord applicable during the Lease Term shall be equally applicable during such period of subsequent occupancy, whether or not a month-to-month tenancy shall have been created as aforesaid.  Tenant shall be entitled to thirty (30) days' written notice to quit the Premises, except in the event of non-payment of the modified Base Rent or additional rent, or any other default by Tenant of its obligations under this Lease, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days' notice to quit being hereby expressly waived.  Acceptance by Landlord of rent after such expiration or earlier termination date shall not constitute a holdover hereunder or result in a renewal of the Lease Term.

23.2.           In the event that Tenant shall hold over after the expiration of the Lease Term or any approved extension period thereof, and if Landlord shall desire to regain possession of the Premises promptly at the expiration of the Lease Term or the extension period, then at any time prior to Landlord's acceptance of modified Base Rent from Tenant as a month-to-month tenant hereunder, Landlord, at its option, may forthwith re-enter and take possession of the Premises by any legal process available in the jurisdiction in which the Building is located.

23.3.           If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all injury, loss, claims, expenses and liability, including without limitation, any claim made by any succeeding tenant and any reasonable attorneys' fees, founded on or resulting from such failure to surrender.  In addition, Tenant shall be liable to Landlord for any damages incurred by Landlord due to its inability to timely regain possession of the Premises, including but not limited to contract damages for which Landlord might to be liable to a follow-on tenant or any economic losses, costs, expenses or other damages, including reasonable attorneys' fees, incurred by Landlord due to Tenant's failure to timely surrender possession of the Premises.

Article 24.                ESTOPPELS.

24.1.           Tenant shall, without charge therefor, at any time and from time to time, within five (5) days after request by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate certifying to Landlord, any mortgagee, assignee of a mortgagee, or any purchaser of the Building, or any other person designated by Landlord, as of the date of such estoppel certificate: (a) that Tenant is in possession of the Premises; (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and setting forth such modification); (c) whether or not there are then existing any set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant hereunder (and, if so, specifying the same in detail); (d) the amount of the Base Rent and the dates through which Base Rent and additional rent have been paid; (e) that Tenant has no knowledge of any then uncured defaults on the part of Landlord under this Lease (or if Tenant has knowledge of any such uncured defaults, specifying the same in detail); (f) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail); (g) the amount of any security deposit held by Landlord; and (h) such reasonable other information requested by mortgagor.  Failure to deliver the certificate within ten days shall be conclusive upon Tenant for the benefit of Landlord and any successor to Landlord that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.  If Tenant fails to deliver the certificate within the five (5) days after request, Tenant by such failure irrevocably constitutes and appoints Landlord as its special attorney-in-fact to execute and deliver the certificate to any third party.

Article 25.                MISCELLANEOUS.

25.1.           The term "Tenant" shall include legal representatives, successors and assigns.  All covenants herein made binding upon Tenant shall be construed to be equally applicable to and binding upon its agents, employees and others claiming the right to be in the Premises or in the Building through or under Tenant.

25.2.           If more than one individual, firm, or corporation shall join as Tenant, singular context shall be construed to be plural wherever necessary and the covenants of Tenant shall be the joint and several obligations of each party signing as Tenant and when the parties signing as Tenant are partners, shall be the obligation of the firm and of the individual members thereof.

25.3.           No waiver or breach of any covenant, condition or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof.

25.4.           Notwithstanding anything to the contrary contained in this Lease, Tenant shall look only to Landlord's ownership interest in the Building for satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of the partners, general or limited, or principals of Landlord, disclosed or undisclosed, shall be subject to levy, execution or the enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant's use or occupancy of the Premises.  If any provision of this Lease either expressed or implied obligates Landlord not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance will be Tenant's sole right and remedy in any dispute as to whether Landlord has breached such obligation.

25.5.           TENANT AND LANDLORD EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

25.6.           Feminine or neuter pronouns shall be substituted for those of the masculine form and the plural shall be substituted for the singular, wherever the context shall require.  It is also agreed that no specific words, phrases or clauses herein used shall be taken or construed to control, limit or cut down the scope or meaning of any general words, phrases or clauses used in connection therewith.

25.7.           This Lease shall likewise be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  This provision shall not be deemed to grant Tenant any right to assign this Lease or sublet the Premises, or any part thereof.

25.8.           It is understood and agreed by and between the parties hereto that this Lease contains the final and entire agreement between said parties, and that they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained.  This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

Article 26.               BROKERS.

Landlord and Tenant, each on their respective behalf hereby certify that no person or company has provided services as a broker, agent, finder or assisted in the negotiations of this Lease except for The Bernstein Companies, Mackenzie Commercial Real Estate Services LLC and Champion Realty (“Brokers”), which Brokers shall be compensated by Landlord pursuant to separate agreements.  It is understood that each party agrees to indemnify the other for any claim, including attorneys' fees asserted by any person or company other than the aforesaid Brokers purporting to act on its behalf in providing services as a broker, agent or finder in connection with this Lease.

Article 27.               NOTICES AND DEMANDS.

All notices required or permitted hereunder shall be in writing and shall be deemed to have been given if upon delivery or refusal for delivery by personal delivery, one business day after deposit with recognized courier (i.e., Federal Express, UPS,  Purolator, Express Mail, etc.) or three days after deposit by United States certified or registered mail, postage prepaid, return receipt requested, at the following addresses or to such other addresses as the parties hereto may designate in writing from time to time:

LANDLORD:

Millbank Partners - Riva Limited Partnership
c/o The Bernstein Companies
3299 K Street, N.W., Suite 700
Washington, D.C. 20007
Attention: Jeanine Werner, Director of Property Management

With a copy to:

Bregman, Berbert, Schwartz & Gilday, LLC
7315 Wisconsin Avenue, Suite 800W
Bethesda, Maryland 20814
Attn: Timothy P. Schwartz, Esq.

TENANT:

Old Line Bank
1525 Pointer Ridge Place
Bowie, Maryland, 20716
Attn.: James W. Cornelsen, President

With a copy to:

O'Malley, Miles, Nylen & Gilmore, P.A.
11785 Beltsville Drive, 10th Floor
Calverton, MD 20705
Attn:  John P. Davey, Esq.

Article 28.                      QUIET ENJOYMENT.

Landlord covenants and agrees that so long as Tenant is not in default of any term, condition or covenant of this Lease beyond any applicable cause and grace period, Tenant may peaceably and quietly enjoy the Premises hereby demised, subject, nevertheless, to the terms and conditions of this Lease and to any mortgages and deeds of trust hereinbefore mentioned.

Article 29.                      WAIVER OF TRIAL BY JURY.

Landlord and Tenant each agrees to and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises and/or any claim of injury or damage, and any statutory remedy.

Article 30.                      GOVERNING LAW.

This Lease shall be construed and governed by the laws of the state in which the Premises are located.  Should any provision of this Lease and/or its conditions be illegal or not enforceable under the laws of said state, it or they shall be considered severable, and the Lease and its conditions shall remain in force and be binding upon the parties as though the said provision had never been included.

Article 31.                      PARKING AND LANDSCAPING.

Tenant shall have the right to use in common with other tenants and at no charge, the Building's parking facilities upon such terms and conditions as may from time to time be established by Landlord.  Tenant’s allocation of parking spaces is fourteen (14) spaces based upon a ratio of four (4) spaces per 1,000 rentable square feet of leased space. Tenant shall be entitled to the reserved use of six (6) of its fourteen (14) spaces to be located in front of the Building for use by Tenant’s customers. Tenant may install signs to identify the reserved spaces subject to Landlord’s approval and at Tenant’s sole cost and expense.  It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein, or for any injury sustained by any person in or about the parking facilities. Landlord and Tenant shall work together to agree upon a landscape plan for the building’s exterior Common Areas at Landlord’s expense to be billed to tenants as part of Operating Expenses.

Article 32.                      TIME.

Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

Article 33.                      AUTHORITY.

Each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that (a) Tenant is a duly authorized and a validly existing corporation under the laws of Maryland and duly qualified to do business in the State of Maryland and under all applicable banking laws and regulations, (b) the corporation has full right and authority to enter into this Lease, and (c) each person executing this Lease on behalf of the corporation is authorized to do so.

Article 34.                      NO REPRESENTATIONS.

Tenant acknowledges that neither Landlord nor any agent or employee of Landlord has made any representations or warranties with respect to the Premises or the Building or with respect to the suitability of same for the conduct of Tenant's business.

Article 35.                      ADDENDA.

Exhibit A "Premises," Exhibit B "Improvements, " Exhibit C "Declaration of Lease Commencement,” and Exhibit D “Rules and Regulations,” are attached hereto and made a part hereof.

Article 36.                      REDEVELOPMENT.

(a) Landlord shall have the conditional right to terminate this Lease (the “Termination Option”), without penalty after the expiration of the initial Lease Term (the designated date to be referred to herein as the “Early Termination Date”), in the event that Landlord, in its sole and absolute discretion, elects to redevelop the Property.  Landlord’s Termination Option is conditioned upon Landlord providing written notice to Tenant (“Termination Notice”) of Landlord’s election to exercise its Termination Option and the designation of the Early Termination Date, at least twelve (12) months prior to the applicable Early Termination Date.  The Landlord may elect, as an Early Termination Date, the last day of the initial Term or the last day of the First Option Term.

(b) If Landlord properly exercises the Termination Option and the notice requirement has been satisfied, this Lease shall be deemed terminated on the applicable Early Termination Date, Tenant shall return possession of the Premises to Landlord in broom clean condition and in accordance with the terms of Article 22 hereof, and the parties respective rights and obligations hereunder shall terminate, except for those obligations which accrue prior to such Early Termination Date and those rights and obligations which expressly, or by their nature, survive the termination of this Lease (including all indemnification obligations hereunder).  If Landlord properly exercises the Termination Option and Tenant subsequently fails to timely and properly vacate the Premises and return possession thereof to Landlord on or before the applicable Early Termination Date, Tenant shall be deemed to be holding over in the Premises, which holdover shall be subject to the terms of Article 23 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the day and year first above written.

WITNESS:	LANDLORD:

MILLBANK PARTNERS – RIVA LIMITED PARTNERSHIP

	By:	Bernstein Riva, Inc.
	Its:	General Partner

/s/ Dorothy Altemus	By:	/s/ Marc N. Duber
	Name:	Marc N. Duber
	Title:	Executive Vice President
	Date	1/3/11

WITNESS:	TENANT:

OLD LINE BANK

/s/Suzanne M. Raley	By: /s/ James W. Cornelsen
Name: James W. Cornelsen
Title: President & Chief Executive Officer
Date: 12/28/10

F:\TIM\Bernstein Companies\Millbank Partners-Riva LP\Old Line Bank le3 (TPS).doc

EXHIBIT A

PREMISES

(to be attached)

A-1

EXHIBIT B

IMPROVEMENTS

A.  Landlord and Tenant acknowledge that, on the Lease Commencement Date, the Landlord will deliver the Premises to Tenant in its “as is” condition except that Landlord warrants that the HVAC, electrical and life safety systems shall be in working order and in compliance with all applicable codes.

B.  Following the Lease Commencement Date, Tenant shall complete construction of the Premises in accordance with the following:

1.           Tenant will submit to Landlord for approval final working drawings and specifications of materials for all Improvements (the "Improvements") to the Premises that Tenant desires beyond the current “as is” condition of the Premises, (which final working drawings will comply with the ADA, and will incorporate and be consistent with the Building standards established by Landlord). Said drawings and specifications, which will be ready to submit for necessary permits and ready for bidding to general contractors, must by approved by Landlord prior to the commencement of any work related to the Improvements.  As modified by any Landlord-required changes, the final working drawings will be the "Final Plans."  Tenant is solely responsible for determining whether or not it is a public accommodation and for compliance with ADA within the Premises.  Tenant's approval of the Final Plans constitutes an acknowledgement by Tenant that they comply with ADA.  Landlord's approval of the plans, specifications and working drawings for Tenant's alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.

2.           Following approval and completion of the Final Plans, Tenant shall retain a general contractor, subject to Landlord’s reasonable approval of the same, to construct the Improvements.

C.  Tenant will bear the cost of architectural and engineering fees, if any, relating to the Improvements including: (i) the architectural fees related to the preparation of all drawings, (including CAD drawings) plans and specifications (collectively, “plans”), (ii) engineering fees and (iii) all costs and expenses incurred in the construction of Improvements over and above the current “as is” condition (collectively “Tenant’s Costs”).  Upon completion of the Improvements, Tenant’s architect, at Tenant’s cost and expense, shall deliver to Landlord computer disks containing “as-built” CAD drawings and specifications regarding such Improvements. Landlord will credit against the foregoing Tenant’s Costs an allowance (the “Improvement Allowance”) of up to $126,000.00 (based on $35.00 per square foot of rentable area), provided, however, that eighty percent (80%) of the Improvement Allowance must be used to construct physical improvements to the Premises, which physical improvements automatically and immediately become the Landlord’s property (exclusive of bank fixtures and equipment including, but not limited to, ATM’s, night depository and vault, if any).

D.  If Tenant requires any changes in the Final Plans (the “Tenant Changes”), Tenant must present Landlord with revised drawings and specifications (and, if applicable proposed substitute or replacement materials) for Landlord’s review and approval, which approval will not be unreasonably withheld, conditioned or delayed provided that the same are in compliance with the requirements and limitations set forth herein.  Upon Landlord’s approval of the Tenant Changes, Tenant will incorporate such changes in the Improvements.

E.  Tenant will complete construction of the Improvements in accordance with the Final Plans, the terms of the Lease, the terms set forth in paragraph D above, and the following:

1.           Tenant will select and retain a licensed, reputable general contractor approved by Landlord to oversee plans and schedule and manage construction of the Improvements. The Improvements shall be completed in a first class workmanlike manner, using only new materials, fixtures and equipment, and shall be performed by reputable contractors and subcontractors who are licensed to conduct business in the jurisdiction in which the Premises are located, and such contractors and subcontractors shall be subject to Landlord’s prior written approval.

2.           During Tenant’s construction of the Improvements, Landlord and its consultants and architect will have access to the Premises for the purpose of monitoring the construction of the Improvements and ensuring their compliance with the Final Plans and the requirements of this Lease.  Landlord and its consultants and architect will not interfere with Tenant’s or its contractors’ construction of the Improvements, except to the extent reasonably necessary (including halting work, if necessary) to ensure such compliance.

3.           Landlord may, at Landlord's option, require that all or a portion of such Improvements be performed or constructed outside of normal business hours if Landlord reasonably believes that the performance of the same may disturb other tenants.

4.           Prior to commencing any work with respect to such Improvements, and thereafter until the same are completed, Tenant shall obtain and maintain and/or cause Tenant’s contractor to obtain and maintain insurance against: claims under workmen's compensation and other employee benefit acts, with limits not less than $500,000.00; claims for damages because of bodily injury, including death, to said contractor's employees and all others, with a single limit of at least $2,000,000.00 per person and per occurrence; and damages to property with limits of $2,000,000.00. All such coverages shall be maintained with such companies as Landlord reasonably requires. Such contractors and subcontractors must provide Landlord with certificates of insurance prior to commencement of work, and such certificates shall list Landlord and its managing agent and any other designee of Landlord as additional insureds.

5.           Throughout the period during which any such Improvements are being performed, Tenant and Tenant’s contractors shall: (1) keep the Premises, the Building and all areas adjacent thereto free of debris, refuse, equipment, materials and personal property, (2) initiate, maintain and supervise all reasonably necessary safety precautions and programs in connection with the work.

6.           Immediately upon the completion of the Improvements: (i) Tenant shall remove and cause Tenant’s contractors and any subcontractors to remove any and all debris, refuse, equipment, materials and personal property left on the Premises, in the Building, or any area adjacent thereto, and (ii) Tenant shall deliver to Landlord full and complete lien releases executed by all of Tenant’s contractors, subcontractors and materialmen which performed work or provided materials in connection with such Improvements.

7.           Tenant, as construction manager, will enter into contracts with its general contractors and major subcontractors performing the Improvements.  As set forth above, all contractors and major subcontractors, as well as the scheduling of all construction work in the Premises shall be subject to Landlord’s prior approval, which approval will not be unreasonably withheld, conditioned or delayed.  As such, Tenant will be responsible for all Tenant’s Costs, subject to partial reimbursement in accordance with the terms set forth in Paragraph F below.

F.           Tenant will submit invoices to Landlord in accordance with the procedures set forth below.  Tenant will either submit to Landlord: (1) paid invoices for reimbursement from Tenant’s contractors and subcontractors who have performed work and delivered materials in connection with the Improvements accompanied by lien waivers (from the general contractor and all subcontractors with work reflected in such invoice), or (2) at Tenant’s option, unpaid invoices from Tenant’s general contractor (with supporting invoices from any subcontractors who have performed work and delivered materials in connection with the Improvements) accompanied by lien waivers (from the general contractor and all subcontractors with work reflected in such invoice) conditioned only upon payment of said invoices, architect or moving contractor, along with written instructions from Tenant to pay the same directly to the general contractor, architect or moving contractor (collectively, “Approved Invoices”).  It is understood and agreed that only the following costs are eligible for reimbursement or payment by Landlord in accordance with the terms hereof: (i) hard construction costs associated with constructing the Improvements, and (ii) customary “soft” costs associated with the Improvements (including, without limitation: architectural, design and engineering fees and the cost of procuring permits).  Said Approved Invoices shall be paid from the Improvement Allowance in accordance with the following terms: Within thirty (30) days of delivery by Tenant to Landlord of Approved Invoices for work and materials forming a part of the Improvements totaling at least the amount requested by Tenant, and full and complete lien waivers from the contractors or subcontractors who have performed work or delivered materials in connection with the Improvements, Landlord will pay Tenant the amount of such Approved Invoices to the extent of the Improvement Allowance (subject to the limitations set forth above).  Notwithstanding the foregoing, if the cost of the Improvements exceeds the amount of the Improvement Allowance (hereinafter, the “Excess”), Tenant agrees to pay all such Excess, prior to commencing business operations from the Premises.  Notwithstanding any provision hereof to the contrary, Tenant hereby waives any right to any portion of the Improvement Allowance to the extent that Tenant has not properly requested payment of the same (and submitted the appropriate documentation in connection therewith as provided above) within three hundred sixty-five (365) days following the Commencement Date.

G.           Landlord shall also provide Tenant with a moving allowance of up to $10,800.00 (based upon $3.00 per rentable square foot of the Premises) for Tenant’s moving expenses.  Tenant shall submit to Landlord paid invoice(s) for reimbursement for moving services performed by Tenant’s moving contractor(s), or, at Tenant’s option, unpaid invoices from Tenant’s moving contractor(s) accompanied by written confirmation of the services performed and completed by such contractor(s) signed by both Tenant and the contractor(s).

  EXHIBIT C

DECLARATION OF LEASE COMMENCEMENT

THIS DECLARATION OF THE LEASE COMMENCEMENT is attached to and made a part of the Lease Agreement dated the ___ day of ________________, 2010, by and between Millbank Partners - Riva Limited Partnership (as "Landlord"), and Old Line Bank (as "Tenant").

The Landlord delivered the Premises to Tenant in the condition required by the Lease.

The Lease Commencement Date is _________________________.
The Rent Commencement Date is _________________________.
The Expiration Date is __________________________.

WITNESS:	LANDLORD:

MILLBANK PARTNERS – RIVA LIMITED PARTNERSHIP

	By:	Bernstein Riva, Inc.
	Its:	General Partner

By:
Name:
Title:
Date

WITNESS:	TENANT:

OLD LINE BANK

By:
Name:
Title:
Date:

C-1

EXHIBIT D

RULES AND REGULATIONS

1.
Landlord agrees to furnish Tenant with three (3) keys without charge.  Additional keys shall be furnished at a nominal charge.  Tenant shall not change locks or install additional locks on doors without prior written consent of Landlord.  Tenant shall not make or cause to be made duplicates of keys without prior approval of Landlord.  All keys to the Premises shall be surrendered to Landlord upon termination of this Lease.

2.
Tenant shall refer all contractor's representatives and installation technicians rendering any service for Tenant at the Premises to Landlord before performance of any contractual service.  Tenant's contractors and installation technicians shall comply with Landlord's rules and regulations pertaining to construction and installation.  This provision shall apply to all work performed on or about the Premises including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings and equipment or any other physical portion of the Premises.

3.	Tenant shall not at any time occupy any part of the Premises as sleeping or lodging quarters.

4.
Tenant shall not place, install or operate on the Premises or in any part of the Building any engine, stove or machinery, conduct mechanical operations, cook thereon or therein or place or use in or about the Premises any explosives, gasoline, kerosene, oil, acids, caustics, flammable explosives or hazardous material without written consent of Landlord.

5.
Landlord shall not be responsible for lost or stolen personal property, equipment, money or jewelry from the Premises regardless of whether or not such loss occurs when the area is locked against entry.

6.	No dogs, cats, fowl or other animals shall be brought into or kept in or about the Premises.

7.	Employees of Landlord shall not receive or carry messages for or to any Tenant or other person nor shall they render free or paid services to any Tenant, its agents, employees or invitees.

8.
None of the parking, plaza, recreation or lawn areas, entries, passages, doors, elevators, hallways or stairways shall be locked or obstructed with any rubbish, litter, trash or material of any nature which would be placed, emptied or thrown into these areas by Tenant's agents, employees or invitees at any time.

9.
The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed.  Any damage resulting to them from misuse or by the defacing of any part of the Building shall be borne by the person who shall occasion it.  No person shall waste water by interfering with the faucets or otherwise.

10.	No person shall disturb occupants of the Building by the use of any radios, record players, tape recorders, musical instruments, the making of unseemly noises or any other unreasonable use.

11.	Nothing shall be thrown out of the windows of the Building or down the stairways or other passages.

12.
Tenant, its employees, agents and invitees shall park their vehicles only in those parking areas designated by Landlord.  Tenant shall furnish Landlord within five days after taking possession of the Premises state automobile license numbers of all Tenant's vehicles.  Tenant shall notify Landlord of any changes within five days after such change occurs.  Tenant shall not leave any vehicle at the Building in a state of disrepair including without limitation, flat tires, out of date inspection stickers or license plates.  If Tenant, its employees, agents or invitees park their vehicles in areas other than the designated parking areas or leave any vehicle in a state of disrepair, Landlord, after giving written notice to Tenant of such violation, shall have the right to remove such vehicle at Tenant's expense.

13.
Movement of furniture or office supplies and equipment, in or out of the Building, dispatch or receipt by Tenant of any merchandise or materials which requires use of elevators or stairways, or movement through the Building entrances or lobby shall be restricted to hours designated by Landlord.  All such movement shall be under the supervision of Landlord and carried out in the manner agreed to between Tenant and Landlord by prearrangement.  Such prearrangement will include determination by Landlord of time, method and routing of movement and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building.  Tenant shall indemnify Landlord against all risks and claims of damage to person and property arising in connection with any said movement.

14.	Landlord shall not be liable for any damages from the stoppage of elevators for necessary or desirable repairs or improvements or delays of any sort in connection with the elevator service.

15. Tenant shall not lay floor covering within the Premises without written approval of Landlord.  The use of cement or other similar adhesive materials not easily removed with water is expressly prohibited.

16.	Tenant agrees to cooperate and assist Landlord in the prevention of canvassing, soliciting and peddling within the Building.

17.
Landlord reserves the right to exclude from the Building between the hours of 5:00 p.m. and 8:00 a.m. on weekdays and at all hours on Saturday, Sunday and all State and Federal holidays, all persons who are not known to the Building or security personnel and who do not have authorization by Landlord or by Tenant.  Tenant shall be responsible for all persons for whom he authorizes to access the Building.

18.
It is Landlord's desire to maintain in the Building the highest standard of dignity and good taste consistent with comfort and convenience for all Tenants.  Any action or condition not meeting this high standard should be reported directly to Landlord.  Your cooperation will be mutually beneficial and sincerely appreciated.

19.
Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Premises and for the preservation of good order therein.